Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

American Homes 4 Rent

Agoura Hills, CA

We hereby consent to the incorporation by reference in the Registration Statement No. 333-197921 on Form S-3ASR and Registration Statement No. 333-190349 on Form S-8 of American Homes 4 Rent (the “Company”) of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of American Homes 4 Rent internal control over financial reporting, which appear in the Form 10-K filed by the Company on March 2, 2015.

/s/ BDO USA, LLP

Los Angeles, CA

May 8, 2015